Exhibit 99.1
For Immediate Release
Contact: Gene Cassis, Vice President of Investor Relations, 508-482-2349
     Waters Corporation to Acquire Environmental Resource Associates, Inc. (ERA), Leader in Environmental Laboratory Proficiency Testing
Milford, MA, November 20, 2006 — Waters Corporation (NYSE: WAT) announced today it has entered into an agreement to acquire all the outstanding capital stock of ERA, a privately held company located in Arvada, Colorado, U.S.A., for an undisclosed amount. The transaction is expected to be complete before the end of 2006. Current annual revenues for ERA are approximately $17 million and the acquisition is expected to be neutral to Waters Corporation’s (“the Company”) earnings in 2007.
Commenting on the planned acquisition, Ian King, Vice President of Chemical Operations at Waters said, “Environmental testing is a significant growth market for the Company and the addition of ERA improves our access to this customer base. ERA is recognized as a market leader in laboratory proficiency testing with highly dedicated and professional management and talented employees. Combining the strengths of the Company’s analytical technologies with ERA’s leading testing services will create new business opportunities, especially in emerging geographies where method standardization and calibration are increasingly in higher demand.”
Dr. Carl Craig, ERA Vice President of Sales and Marketing, commented, “We’re very excited with the prospect of expanding ERA’s international business while continuing to build upon our leadership position in the U.S.A. in the environmental proficiency testing and pharmaceutical reference materials markets.”
Waters Corporation holds worldwide leading positions in three complementary analytical technologies — liquid chromatography, mass spectrometry and thermal analysis. These markets account for approximately $5 billion of the overall $20 — $25 billion analytical instrument market.

Certain statements contained herein are forward looking. Many factors could cause actual results to differ from these statements, including delays in product introductions, loss of market share through competition, introduction of competing products by other companies, pressures on prices from competitors and/or customers, regulatory obstacles to new product introductions, lack of acceptance of new products, changes in the healthcare market and the pharmaceutical industry, changes in distribution of the Company’s products, and foreign exchange fluctuations. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s annual report on Form 10K for the year ended December 31, 2005 and quarterly report on Form 10Q for the period ended September 30, 2006, as filed with the Securities and Exchange Commission, which “Risk Factors” discussion is incorporated by reference in this release.